UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

ACORDA THERAPEUTICS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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IMPORTANT REMINDER FOR ACORDA SHAREHOLDERS

Time is short – please vote your shares for the

Adjourned Special Meeting of Stockholders on August 28th

Your vote may impact the value of your investment and the future of Acorda Therapeutics.

Remember – there is a significant risk of bankruptcy if Proposal One is not approved.

According to our latest records, we have not yet received your vote – PLEASE VOTE TODAY!

KEY QUESTIONS OUR SHAREHOLDERS ARE ASKING

Question	Answer
What will happen to Acorda Therapeutics if Proposal One does not pass?

Your vote “FOR” Proposal One at the Adjourned Special Meeting of Stockholders on August 28th is critically important. Without your support for this proposal, our company could be forced into bankruptcy. In a Chapter 11 reorganization, the value of your shares could be severely impaired – or your shares could be cancelled. It is in your best interest to vote “FOR” Proposal One today.

Didn’t Proposal One already receive approximately 80% of the votes at the July 31st Special Meeting? Why is my vote so important?

Approval of Proposal One requires support by at least a majority of all outstanding shares. So, while Acorda stockholders have been highly supportive of Proposal One to date, we did not receive enough votes to meet that high standard. That is why your vote matters, no matter how many or how few shares you own.

What happens if I don’t vote?	If you don’t vote, it will count the same as a vote AGAINST Proposal One, and if Proposal One does not pass, our company could be forced into bankruptcy.
Why do you keep contacting me?

We are concerned. Based on our current records, we believe you have not yet voted. Your vote could impact the value of your investment and we are making an intensive outreach to make sure shareholders understand how important their vote is - and to provide them with multiple opportunities to vote. We strongly believe it is in your best interest to vote “FOR” Proposal One today.

Who can help me vote?	Our proxy solicitor, Innisfree M&A Incorporated, can assist you with voting your shares and any questions you may have – please see below for their contact information.

OUR PROXY SOLICITOR STANDS READY TO ASSIST YOU WITH THIS IMPORTANT VOTE

If you have questions about how to vote your shares, please contact our proxy solicitor,

Innisfree M&A Incorporated

Toll-free from U.S. and Canada: (877) 717-3929

From Other Locations: (412) 232-3651

Monday to Friday: 10:00 AM - 6:00 PM ET, and Saturday: 10:00 AM - 2:00 PM ET.

This communication may be deemed to be solicitation material in respect of Proposal One. On July 6, 2020, Acorda Therapeutics, Inc. filed a definitive proxy statement with the Securities and Exchange Commission (“Commission”) in connection with the Special Meeting. STOCKHOLDERS ARE URGED TO READ CAREFULLY AND IN THEIR ENTIRETY THE PROXY STATEMENT AND ANY OTHER SOLICITING MATERIALS THAT ARE FILED WITH THE COMMISSION WHEN THEY BECOME AVAILABLE BECAUSE THESE DOCUMENTS CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE PROPOSAL TO BE VOTED UPON. The Company’s proxy statement and any other solicitation materials filed by the Company with the Commission can be obtained free of charge at the Commission’s website at www.sec.gov and at the investor relations section of the Company’s website at www.acorda.com. Stockholders may also write to the Company at the following address to request copies of these materials: Acorda Therapeutics, Inc., 420 Saw Mill River Road, Ardsley, NY 10502 Attention: Communications Department. The Company, its directors and certain of its officers and employees will be participants in the solicitation of proxies from stockholders in respect of the Special Meeting. The Company has also engaged Innisfree M&A Incorporated to aid in the solicitation of proxies. Detailed information regarding the identity of participants, and their respective interests in the Company by security holdings or otherwise, are set forth in the definitive proxy statement for the Special Meeting. The contents of the websites referenced above are not deemed to be incorporated by reference into the proxy statement.